EXHIBITS TO BE FILED BY EDGAR



Exhibits

                  F-l    -    Opinion of Berlack, Israels & Liberman LLP.

                  F-2    -    Opinion of Ryan, Russell, Ogden & Seltzer LLP.

                  G      -    Financial Data Schedule.

                  H      -    GPU Actual and Pro Forma Capitalization Table.